Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

HUNTINGTON BANCSHARES INCORPORATED,

FIRSTMERIT CORPORATION

and

WEST SUBSIDIARY CORPORATION

Dated as of January 25, 2016

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of FirstMerit Common Stock	2
1.6	Dissenters Rights	3
1.7	FirstMerit Preferred Stock	4
1.8	Huntington Common Stock	4
1.9	Merger Sub Common Stock	4
1.10	Treatment of FirstMerit Equity Awards	4
1.11	Articles of Incorporation of Surviving Company	7
1.12	Code of Regulations of Surviving Company	7
1.13	Tax Consequences	7
1.14	The Second Step Merger	7
1.15	Bank Merger	7

	ARTICLE II

	EXCHANGE OF SHARES

2.1	Huntington to Make Shares and Cash Available	8
2.2	Exchange of Shares	8

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF FIRSTMERIT

3.1	Corporate Organization	11
3.2	Capitalization	12
3.3	Authority; No Violation	13
3.4	Consents and Approvals	14
3.5	Reports	15
3.6	Financial Statements	16
3.7	Broker’s Fees	18
3.8	Absence of Certain Changes or Events	18
3.9	Legal Proceedings	18
3.10	Taxes and Tax Returns	18
3.11	Employees and Employee Benefit Plans	20

i

3.12	Compliance with Applicable Law	23
3.13	Certain Contracts	24
3.14	Agreements with Regulatory Agencies	24
3.15	Risk Management Instruments	25
3.16	Environmental Matters	25
3.17	Investment Securities	26
3.18	Real Property	26
3.19	Intellectual Property	26
3.20	Related Party Transactions	27
3.21	State Takeover Laws	27
3.22	Reorganization	27
3.23	Opinion	27
3.24	FirstMerit Information	28
3.25	Loan Portfolio	28
3.26	Insurance	29
3.27	No Investment Adviser Subsidiary	29
3.28	No Other Representations or Warranties	30

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF HUNTINGTON AND MERGER SUB

4.1	Corporate Organization	31
4.2	Capitalization	31
4.3	Authority; No Violation	33
4.4	Consents and Approvals	34
4.5	Reports	34
4.6	Financial Statements	35
4.7	Broker’s Fees	37
4.8	Absence of Certain Changes or Events	37
4.9	Legal Proceedings	37
4.10	Taxes and Tax Returns	38
4.11	Compliance with Applicable Law	38
4.12	Certain Contracts	39
4.13	Agreements with Regulatory Agencies	39
4.14	Information Technology	40
4.15	Related Party Transactions	40
4.16	State Takeover Laws	40
4.17	Reorganization	40
4.18	Investment Securities	40
4.19	Opinion	41
4.20	Risk Management Instruments	41
4.21	Huntington Information	41
4.22	Loan Portfolio	41
4.23	Financing	42

4.24	No Other Representations or Warranties	42

	ARTICLE V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	43
5.2	FirstMerit Forbearances	43
5.3	Huntington Forbearances	47

	ARTICLE VI

	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	48
6.2	Access to Information	51
6.3	FirstMerit Shareholder Approval	52
6.4	Huntington Shareholder Approval	53
6.5	Legal Conditions to Merger	53
6.6	Stock Exchange Listing	54
6.7	Employee Matters	54
6.8	Indemnification; Directors’ and Officers’ Insurance	56
6.9	Additional Agreements	57
6.10	Advice of Changes	57
6.11	Dividends	58
6.12	Corporate Governance; Commitments to the Community	58
6.13	Acquisition Proposals	59
6.14	Public Announcements	60
6.15	Change of Method	61
6.16	Restructuring Efforts	61
6.17	Takeover Statutes	61
6.18	Exemption from Liability Under Section 16(b)	61
6.19	Litigation and Claims	62
6.20	Assumption of FirstMerit Debt	62
6.21	No Control of Other Party’s Business	62

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	63
7.2	Conditions to Obligations of Huntington and Merger Sub	64
7.3	Conditions to Obligations of FirstMerit	64

	ARTICLE VIII

	TERMINATION AND AMENDMENT

8.1	Termination	66
8.2	Effect of Termination	67

	ARTICLE IX

	GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	68
9.2	Amendment	68
9.3	Extension; Waiver	68
9.4	Expenses	69
9.5	Notices	69
9.6	Interpretation	70
9.7	Counterparts	71
9.8	Entire Agreement	71
9.9	Governing Law; Jurisdiction	71
9.10	Waiver of Jury Trial	71
9.11	Assignment; Third-Party Beneficiaries	72
9.12	Specific Performance	72
9.13	Severability	73
9.14	Delivery by Facsimile or Electronic Transmission	73

EXHIBITS

Exhibit A	-	Bank Merger Agreement

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	60
Adjusted Restricted Stock Award	5
Adjusted Restricted Stock Unit Award	5
Adjusted Stock Option	4
Adverse Recommendation Change	52
Advisory Board	59
affiliate	71
Agreement	1
Bank Merger	7
Bank Merger Agreement	8
Bank Merger Certificates	8
BHC Act	11
business day	71
Certificate of Merger	2
Chosen Courts	72
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	52
Continuing Employees	54
Contribution Period	59
Dissenting Shareholder	3
Dissenting Shares	3
Effective Time	2
Enforceability Exceptions	14
Environmental Laws	25
Equity Award Exchange Ratio	6
ERISA	20
Exception Shares	2
Exchange Act	15
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	2
FDIC	12
Federal Banking Agencies	23
Federal Reserve Board	14
FirstMerit	1
FirstMerit 401(k) Plan	55
FirstMerit Articles	12
FirstMerit Bank	7
FirstMerit Benefit Plans	20

v

FirstMerit Code of Regulations	12
FirstMerit Common Stock	2
FirstMerit Contract	24
FirstMerit Directors	59
FirstMerit Disclosure Schedule	11
FirstMerit Equity Awards	5
FirstMerit ERISA Affiliate	20
FirstMerit Indemnified Parties	56
FirstMerit Insiders	62
FirstMerit Leased Properties	26
FirstMerit Meeting	52
FirstMerit Owned Properties	26
FirstMerit Preferred Stock	4
FirstMerit Qualified Plans	20
FirstMerit Real Property	26
FirstMerit Regulatory Agreement	25
FirstMerit Reports	16
FirstMerit Restricted Stock Award	5
FirstMerit Restricted Stock Unit Award	5
FirstMerit Stock Option	4
FirstMerit Stock Plans	7
FirstMerit Subsidiary	12
Foundation	59
GAAP	11
Governmental Entity	15
HSR Act	15
Huntington	1
Huntington 401(k) Plan	55
Huntington Articles	31
Huntington Bylaws	31
Huntington Common Stock	2
Huntington Contract	39
Huntington Disclosure Schedule	30
Huntington Meeting	53
Huntington Preferred Stock	31
Huntington Regulatory Agreement	40
Huntington Reports	35
Huntington Restricted Stock Award	32
Huntington Restricted Stock Unit Award	32
Huntington Share Closing Price	10
Huntington Stock Options	32
Huntington Stock Plans	32
Huntington Subsidiary	31
Intellectual Property	27

IRS	19
Joint Proxy Statement	15
knowledge	71
Liens	13
Loans	28
made available	71
Maryland Articles of Merger	7
Maryland Department	7
Material Adverse Effect	11
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Articles	7
Merger Sub Code of Regulations	7
Merger Sub Common Stock	4
Mergers	1
MGCL	7
Multiemployer Plan	21
Multiple Employer Plan	21
NASDAQ	10
Net Share	6
New Certificates	3
New Huntington Preferred Stock	4
New Plans	55
NYSE	14
OGCL	2
Ohio Secretary	2
Old Certificate	3
PBGC	21
Per FirstMerit Share Cash Equivalent Consideration	7
Per Share Cash Consideration	2
Permitted Encumbrances	26
person	71
Premium Cap	57
Regulatory Agencies	15
Representatives	60
Requisite FirstMerit Vote	14
Requisite Huntington Vote	33
Requisite Regulatory Approvals	64
S-4	15
Sarbanes-Oxley Act	17
SEC	15
Second Certificate of Merger	7
Second Effective Time	7

Second Step Merger	1
Securities Act	16
SRO	15
Subsidiary	12
Surviving Company	1
Surviving Corporation	1
Takeover Statutes	27
Tax	19
Tax Return	19
Taxes	19
Termination Date	66
Termination Fee	68
VEBA	22
Volcker Rule	23

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 25, 2016 (this “Agreement”), by and among Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), FirstMerit Corporation, an Ohio corporation (“FirstMerit”), and West Subsidiary Corporation, an Ohio corporation and a direct, wholly owned Subsidiary of Huntington (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Huntington, FirstMerit, and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Merger Sub will, subject to the terms and conditions set forth herein, merge with and into FirstMerit (the “Merger”), so that FirstMerit is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Company”) in the Merger;

WHEREAS, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), Huntington shall cause the Surviving Company to be merged with and into Huntington (the “Second Step Merger”, and together with the Merger, the “Mergers”), with Huntington as the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1                               The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub shall merge with and into FirstMerit.  FirstMerit shall be the Surviving Company in the Merger, and shall continue its corporate existence under the laws of the State of Ohio.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2                               Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Huntington and FirstMerit.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3                               Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, Huntington shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Ohio Secretary of State (the “Ohio Secretary”).  The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4                               Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OGCL.

1.5                               Conversion of FirstMerit Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, FirstMerit, Merger Sub or the holder of any of the following securities:

(a)                                 Subject to Section 2.2(e), each share of the common stock, without par value, of FirstMerit issued and outstanding immediately prior to the Effective Time (“FirstMerit Common Stock”), except for shares of FirstMerit Common Stock owned by FirstMerit as treasury stock or otherwise owned by FirstMerit or Huntington (in each case other than shares of FirstMerit Common Stock (i) held in any FirstMerit Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) shares held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) and Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, (i) 1.7200 shares (the “Exchange Ratio”) of the common stock, par value $0.01 per share, of Huntington (the “Huntington Common Stock”) and (ii) $5.00 in cash (the “Per Share Cash Consideration”) (the consideration described in clauses (i) and (ii), the “Merger Consideration”).

(b)                                 All of the shares of FirstMerit Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of FirstMerit Common Stock) previously representing any such shares of FirstMerit Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of a fractional share which the shares of FirstMerit Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2.  Old Certificates previously representing shares of FirstMerit Common Stock shall be exchanged for certificates or, at Huntington’s option, evidence of shares in book entry form (collectively, referred to herein as “New Certificates”), representing whole shares of Huntington Common Stock and cash as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old Certificates in accordance with Section 2.2, without any interest thereon.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Huntington Common Stock or FirstMerit Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of FirstMerit Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this sentence shall be construed to permit Huntington or FirstMerit to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(c)                                  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of FirstMerit Common Stock that are owned by FirstMerit or Huntington (in each case other than the Exception Shares) or by any direct or indirect FirstMerit Subsidiary prior to the Effective Time shall be cancelled and shall cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6                               Dissenters Rights.  Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of FirstMerit Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the OGCL concerning the right of holders of shares of FirstMerit Common Stock to require payment of the fair cash value of such FirstMerit Common Stock (the “Dissenting Shares”), in accordance with Sections 1701.84 and 1701.85 of the OGCL, shall not be converted into the right to receive the Merger Consideration as described in Section 1.5(a), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL.  If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case pursuant to the OGCL, each of such Dissenting Shareholder’s shares of FirstMerit Common

Stock shall thereupon be treated as though such shares of FirstMerit Common Stock had been converted into the right to receive the Merger Consideration pursuant to Section 1.5(a).  FirstMerit shall promptly notify Huntington of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such shareholder’s written demand delivered as provided in Section 1701.85 of the OGCL. Prior to the Effective Time, FirstMerit shall not, except with the prior written consent of Huntington, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of a Dissenting Shareholder asserted under Section 1701.85 of the OGCL.

1.7                               FirstMerit Preferred Stock.  At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of any holder thereof, each share of 5.875% Non-Cumulative Perpetual Preferred Stock, Series A, without par value, of FirstMerit (“FirstMerit Preferred Stock”) issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Huntington having such rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, that are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions, taken as a whole, of the FirstMerit Preferred Stock (all shares of each such newly created series, collectively, the “New Huntington Preferred Stock”) and, upon such conversion, the FirstMerit Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Second Effective Time.

1.8                               Huntington Common Stock.  At and after the Effective Time, each share of Huntington Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.9                               Merger Sub Common Stock.  At and after the Effective Time, each share of common stock of Merger Sub, without par value (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, without par value, of the Surviving Company.

1.10                        Treatment of FirstMerit Equity Awards.

(a)                                 At the Effective Time, (i) each option granted by FirstMerit to purchase shares of FirstMerit Common Stock under a FirstMerit Stock Plan (as defined below) that is outstanding and unexercised immediately prior to the Effective Time (a “FirstMerit Stock Option”) that has an exercise price per share that is less than the Per FirstMerit Share Cash Equivalent Consideration shall be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each Net Share covered by such FirstMerit Stock Option, less applicable tax withholdings and (ii) each FirstMerit Stock Option that has an exercise price per share that is greater than or equal to the Per FirstMerit Share Cash Equivalent Consideration shall be assumed and converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such FirstMerit Stock Option immediately prior to the Effective Time (including vesting terms), the number of shares of Huntington Common Stock (rounded down to the nearest whole number of shares of Huntington Common Stock) equal to the product of (A) the number of shares of FirstMerit Common Stock subject to such FirstMerit Stock Option immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, which Adjusted Stock Option shall have an exercise price per share of Huntington Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of FirstMerit Common Stock subject to such FirstMerit Stock Option immediately prior to the Effective Time, by (2) the Equity Award Exchange Ratio.

(b)                                 At the Effective Time, each award in respect of a share of FirstMerit Common Stock subject to vesting, repurchase or other lapse restriction granted under a FirstMerit Stock Plan that is outstanding immediately prior to the Effective Time (a “FirstMerit Restricted Stock Award”) shall (i) if granted prior to the date hereof, fully vest and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of FirstMerit Common Stock subject to such FirstMerit Restricted Stock Award immediately prior to the Effective Time, less applicable tax withholdings and (ii) if granted on or after the date hereof, be assumed and converted into a restricted stock award of shares of Huntington Common Stock subject to vesting, repurchase or other lapse restriction (an “Adjusted Restricted Stock Award”) with the same terms and conditions as were applicable under such FirstMerit Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Huntington Common Stock equal to the product of (A) the number of shares of FirstMerit Common Stock subject to such FirstMerit Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole Huntington Common Share.

(c)                                  At the Effective Time, each restricted stock unit award in respect of shares of FirstMerit Common Stock granted under a FirstMerit Stock Plan that is outstanding immediately prior to the Effective Time (a “FirstMerit Restricted Stock Unit Award” and, together with the FirstMerit Stock Options and the FirstMerit Restricted Stock Awards, the “FirstMerit Equity Awards”) shall (i) if granted prior to the date hereof, fully vest (with any performance conditions deemed satisfied at maximum achievement) and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of FirstMerit Common Stock subject to such FirstMerit Restricted Stock Unit Award immediately prior to the Effective Time, less applicable tax withholdings and (ii) if granted on or after the date hereof, be assumed and converted into a restricted stock unit award in respect of Huntington Common Stock (an “Adjusted Restricted Stock Unit Award”) with the same terms and conditions as were applicable under such FirstMerit Restricted Stock Unit Award immediately prior to the Effective Time (including vesting terms) and relating to the number of shares of Huntington Common Stock equal to the product of (A) the number of shares of FirstMerit Common Stock subject to such FirstMerit Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (B) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole Huntington Common Share.

(d)                                 At the time of each payment provided under Section 1.10(a), Section 1.10(b) or Section 1.10(c), such amounts as are required to be withheld or deducted under the Code with respect to the payment of the Merger Consideration to be made in connection with the cancellation of a FirstMerit Equity Award shall be applied first to reduce the portion of the

Merger Consideration that is payable in cash and then, only if and to the extent that such withholding amount exceeds such cash portion, to reduce the portion of the Merger Consideration that is payable in shares of Huntington Common Stock (with the number of shares of Huntington Common Stock to be withheld to be determined based on the closing price of a share of Huntington Common Stock on the Closing Date).

(e)                                  Each holder of a FirstMerit Equity Award converted into the right to receive the Merger Consideration that would have otherwise been entitled to receive a fraction of a share of Huntington Common Stock (after aggregating all shares to be delivered in respect of all FirstMerit Equity Awards held by such holder) shall receive, in lieu thereof and upon surrender thereof, a cash payment (rounded to the nearest cent) (without interest) in an amount equal to such fractional part of a share of Huntington Common Stock (rounded to the nearest thousandth when expressed in decimal form) multiplied by the Huntington Share Closing Price (as defined below).

(f)                                   Huntington shall pay the holders of FirstMerit Equity Awards the cash payments described in Section 1.10 (a), Section 1.10(b), Section 1.10(c) and Section 1.10(e), as applicable, through Huntington’s payroll as promptly as practicable after the Effective Time.  Notwithstanding anything in this Agreement, any payment of Merger Consideration in respect of a FirstMerit Restricted Stock Unit Award which immediately prior to such cancellation was subject to Section 409A of the Code shall be made on the applicable settlement date for such FirstMerit Restricted Stock Unit Award if required by the terms of the applicable award agreement to comply with Section 409A of the Code.

(g)                                  As of the Effective Time, Huntington shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 with respect to the Huntington Common Stock subject to the Adjusted Stock Options, Adjusted Restricted Stock Awards and Adjusted Restricted Stock Unit Awards.

(h)                                 At or prior to the Effective Time, FirstMerit, the Board of Directors of FirstMerit and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.10.

(i)                                     For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient (rounded to four decimal places) obtained by dividing the Per Share Cash Consideration by the Huntington Share Closing Price.

(ii)                                  “Net Share” means, with respect to a FirstMerit Stock Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Per FirstMerit Share Cash Equivalent Consideration over the per share exercise price of such FirstMerit Stock Option multiplied by (ii) the number of FirstMerit Common Stock subject to such FirstMerit Stock Option, by (b) the Per FirstMerit Share Equivalent Cash Consideration.

(iii)                               “Per FirstMerit Share Cash Equivalent Consideration” means the sum of (A) the Per Share Cash Consideration and (B) the product (rounded down to the nearest whole cent) of (I) the Exchange Ratio multiplied by (II) the Huntington Share Closing Price.

(iv)                              “FirstMerit Stock Plans” means the FirstMerit Amended and Restated 2006 Equity Plan, the FirstMerit 2011 Equity Incentive Plan and the Republic Bancorp, Inc. 1998 Stock Option Plan.

1.11                        Articles of Incorporation of Surviving Company.  At the Effective Time, the Articles of Incorporation of Merger Sub, as amended (the “Merger Sub Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Company until thereafter amended in accordance with applicable law.

1.12                        Code of Regulations of Surviving Company.  At the Effective Time, the Code of Regulations of Merger Sub (the “Merger Sub Code of Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Company until thereafter amended in accordance with applicable law.

1.13                        Tax Consequences.  It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.14                        The Second Step Merger.  On the Closing Date and as soon as reasonably practicable following the Effective Time, in accordance with the General Corporation Laws of the State of Maryland (the “MGCL”) and the OGCL, Huntington shall cause the Surviving Company to be merged with and into Huntington in the Second Step Merger, with Huntington surviving the Second Step Merger and continuing its existence under the laws of the State of Maryland, and the separate corporate existence of the Surviving Company ceasing as of the Second Effective Time. In furtherance of the foregoing, Huntington shall cause to be filed with the Department of Assessment and Taxation of the State of Maryland (the “Maryland Department”), in accordance with the MGCL, articles of merger (“Maryland Articles of Merger”) relating to the Second Step Merger and shall cause to be filed with the Ohio Secretary, in accordance with the OGCL, a certificate of merger relating to the Second Step Merger (the “Second Certificate of Merger”). The Second Step Merger shall become effective as of the date and time specified in the Maryland Articles of Merger (such date and time, the “Second Effective Time”). At and after the Second Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the MGCL and the OGCL.

1.15                        Bank Merger.  Immediately following the Second Step Merger, or at such later time as Huntington may determine in its sole discretion, FirstMerit Bank, National Association (“FirstMerit Bank”), a national bank and a wholly owned Subsidiary of FirstMerit, will merge (the “Bank Merger”) with and into The Huntington National Bank, a national bank and a wholly owned Subsidiary of Huntington.  The Huntington National Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of FirstMerit Bank shall cease.  On the date of this Agreement, The Huntington National Bank and FirstMerit Bank entered into the agreement and plan of merger attached hereto as Exhibit A (the “Bank Merger Agreement”).  Prior to the Effective Time, FirstMerit shall cause FirstMerit Bank, and Huntington shall cause The Huntington National Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

ARTICLE II

EXCHANGE OF SHARES

2.1                               Huntington to Make Shares and Cash Available.  At or prior to the Effective Time, Huntington shall deposit, or shall cause to be deposited, with a bank or trust company designated by Huntington and reasonably acceptable to FirstMerit (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of FirstMerit Common Stock, and (b) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (except for the New Certificates, Per Share Cash Consideration, or cash in lieu of any fractional shares attributable to any Dissenting Shares) (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Huntington, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates and any shortfall as a result of investment losses shall be promptly replenished by Huntington.  Any interest and other income resulting from such investments shall be paid to Huntington.

2.2                               Exchange of Shares.

(a)                                 As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Huntington shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of FirstMerit Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Huntington Common Stock, any cash in lieu of fractional shares and the cash portion of the Merger Consideration which the shares of FirstMerit Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  From and after the Effective Time, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates, subject to Section 1.6, shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Huntington Common Stock to which such holder of FirstMerit Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of a fractional share which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the cash portion of the Merger Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates.  Subject to Section 1.6, until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)                                 No dividends or other distributions declared with respect to Huntington Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Huntington Common Stock which the shares of FirstMerit Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.11).

(c)                                  If any New Certificate representing shares of Huntington Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Huntington Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                                 After the Effective Time, there shall be no transfers on the stock transfer books of FirstMerit of the shares of FirstMerit Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e)                                  Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Huntington Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Huntington Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Huntington. In lieu of the issuance of any such fractional share, Huntington shall pay to each former shareholder of FirstMerit who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing sale prices of Huntington Common Stock on the NASDAQ Stock Market (the “NASDAQ”) as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (the “Huntington Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Huntington Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f)                                   Any portion of the Exchange Fund that remains unclaimed by the shareholders of FirstMerit for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former shareholders of FirstMerit who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Huntington Common Stock deliverable in respect of each former share of FirstMerit Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Huntington, FirstMerit, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of FirstMerit Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)                                  Huntington shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the cash portion of the Merger Consideration, any cash in lieu of fractional shares of Huntington Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of FirstMerit Common Stock or FirstMerit Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Huntington or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of FirstMerit Common Stock in respect of which the deduction and withholding was made by Huntington or the Exchange Agent, as the case may be.

(h)                                 In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Huntington, the posting by such person of a bond in such amount as Huntington may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF FIRSTMERIT

Except (i) as disclosed in the disclosure schedule delivered by FirstMerit to Huntington concurrently herewith (the “FirstMerit Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the FirstMerit Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by FirstMerit that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any FirstMerit Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), FirstMerit hereby represents and warrants to Huntington as follows:

3.1                               Corporate Organization.

(a)                                 FirstMerit is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”). FirstMerit has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. FirstMerit is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on FirstMerit. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Huntington, FirstMerit or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationship with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of Huntington, in the case of FirstMerit, or FirstMerit, in the case of Huntington; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary,” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Second Amended and Restated Articles of Incorporation of FirstMerit (the “FirstMerit Articles”) and the Second Amended and Restated Code of Regulations of FirstMerit (the “FirstMerit Code of Regulations”), as in effect as of the date of this Agreement, have previously been made available by FirstMerit to Huntington.

(b)                                 Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FirstMerit, each Subsidiary of FirstMerit (a “FirstMerit Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of FirstMerit to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of FirstMerit that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of FirstMerit, threatened. Section 3.1(b) of the FirstMerit Disclosure Schedule sets forth a true and complete list of all Subsidiaries of FirstMerit as of the date hereof.

3.2                               Capitalization.

(a)                                 The authorized capital stock of FirstMerit consists of 300,000,000 shares of FirstMerit Common Stock, without par value, and 7,000,000 shares of FirstMerit preferred stock, without par value. As of January 22, 2016, no shares of capital stock or other voting securities of FirstMerit are issued, reserved for issuance or outstanding, other than (i) 165,754,538 shares of FirstMerit Common Stock issued and outstanding, which number includes 850,508 shares of FirstMerit Common Stock granted in respect of outstanding FirstMerit Restricted Stock Awards, (ii) 4,428,977 shares of FirstMerit Common Stock held in treasury, (iii) 256,200 shares of FirstMerit Common Stock reserved for issuance upon the exercise of outstanding FirstMerit Stock Options, (iv) 962,598 shares of FirstMerit Common Stock reserved for issuance upon the settlement of outstanding FirstMerit Restricted Stock Unit Awards (assuming that performance with respect to performance-vesting FirstMerit Restricted Stock Unit Awards is achieved at maximum performance), and (v) 100,000 shares of FirstMerit Preferred Stock issued and outstanding. All of the issued and outstanding shares of FirstMerit Common Stock and FirstMerit Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of FirstMerit may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the FirstMerit Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of FirstMerit are issued or outstanding. Other than FirstMerit Stock Options and FirstMerit Restricted Stock Unit Awards, in each case, issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating FirstMerit to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)                                 There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which FirstMerit or any of the FirstMerit Subsidiaries has a contractual obligation with respect to the voting or transfer of FirstMerit Common Stock or other equity interests of FirstMerit. Other than the FirstMerit Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of FirstMerit or any of its Subsidiaries) are outstanding.

(c)                                  FirstMerit owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the FirstMerit Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to FirstMerit Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No FirstMerit Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3                               Authority; No Violation.

(a)                                 FirstMerit has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of FirstMerit. The Board of Directors of FirstMerit has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of FirstMerit and has directed that this Agreement and the transactions contemplated hereby be submitted to FirstMerit’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FirstMerit Common Stock (the “Requisite FirstMerit Vote”), and the adoption and approval of the Bank Merger Agreement by the board of directors of FirstMerit Bank and FirstMerit as its sole shareholder, no other corporate proceedings on the part of FirstMerit are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FirstMerit and (assuming due authorization, execution and delivery by Huntington) constitutes a valid and binding obligation of FirstMerit, enforceable against FirstMerit in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b)                                 Subject to the receipt of the Requisite FirstMerit Vote, neither the execution and delivery of this Agreement by FirstMerit nor the consummation by FirstMerit of the transactions contemplated hereby, nor compliance by FirstMerit with any of the terms or provisions hereof, will (i) violate any provision of the FirstMerit Articles or the FirstMerit Code of Regulations or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FirstMerit or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FirstMerit or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FirstMerit or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on FirstMerit.

3.4                               Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ and the New York Stock Exchange (the “NYSE”), (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the FirstMerit Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of FirstMerit’s and Huntington’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Huntington in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger and the Second Certificate of Merger with the Ohio Secretary pursuant to the OGCL, the filing of the Bank Merger Certificates and the filing of the Maryland Articles of Merger with the Maryland Department pursuant to the MGCL, (vii) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if necessary or advisable, and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock pursuant to this Agreement and the approval of the listing of such Huntington Common Stock on the NASDAQ and the New Huntington Preferred Stock on the NYSE or the NASDAQ, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by FirstMerit of this Agreement or (B) the consummation by FirstMerit of the Merger and the other transactions contemplated hereby (including the Bank Merger). As used in this Agreement, “SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, FirstMerit is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5                               Reports.

(a)                                 FirstMerit and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the Office of the Comptroller of the Currency, (vi) any foreign regulatory authority and (vii) any SRO ((i) – (vii), collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on FirstMerit. Except for examinations of FirstMerit and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of FirstMerit, investigation into the business or operations of FirstMerit or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of FirstMerit or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit.

(b)                                 An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by FirstMerit or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2013 (the “FirstMerit Reports”) is publicly available. No such FirstMerit Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all FirstMerit Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of FirstMerit has failed in any respect to make the certification required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the FirstMerit Reports.

3.6                               Financial Statements.

(a)                                 The financial statements of FirstMerit and its Subsidiaries included (or incorporated by reference) in the FirstMerit Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of FirstMerit and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of FirstMerit and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FirstMerit and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Ernst & Young LLP has not resigned (or informed FirstMerit that it intends to resign) or been dismissed as independent public accountants of FirstMerit as a result of or in connection with any disagreements with FirstMerit on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit, neither FirstMerit nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of FirstMerit, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of FirstMerit included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of FirstMerit and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FirstMerit or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit. FirstMerit (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to FirstMerit, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of FirstMerit by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to FirstMerit’s outside auditors and the audit committee of FirstMerit’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect FirstMerit’s ability to record, process, summarize and report financial information, and (y) to the knowledge of FirstMerit, any fraud, whether or not material, that involves management or other employees who have a significant role in FirstMerit’s internal controls over financial reporting. These disclosures were made in writing by management to FirstMerit’s auditor and audit committee and a copy has been previously made available to Huntington. To the knowledge of FirstMerit, there is no reason to believe that FirstMerit’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2013, (i) neither FirstMerit nor any of its Subsidiaries, nor, to the knowledge of FirstMerit, any director, officer, auditor, accountant or representative of FirstMerit or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of FirstMerit, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FirstMerit or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that FirstMerit or any of its

Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing FirstMerit or any of its Subsidiaries, whether or not employed by FirstMerit or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FirstMerit or any of its officers, directors or employees to the Board of Directors of FirstMerit or any committee thereof or, to the knowledge of FirstMerit, to any director or officer of FirstMerit.

3.7                               Broker’s Fees. Neither FirstMerit nor any FirstMerit Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement other than Sandler O’Neill + Partners, L.P.

3.8                               Absence of Certain Changes or Events.

(a)                                 Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit.

(b)                                 Since December 31, 2014, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, FirstMerit and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9                               Legal Proceedings.

(a)                                 Neither FirstMerit nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of FirstMerit, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FirstMerit or any of its Subsidiaries (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b)                                 There is no injunction, order, judgment, decree, or regulatory restriction imposed upon FirstMerit, any of its Subsidiaries or the assets of FirstMerit or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to Huntington or any of its affiliates) that would reasonably be expected to be material to either FirstMerit or any of its Significant Subsidiaries.

3.10                        Taxes and Tax Returns.

(a)                                 Each of FirstMerit and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither FirstMerit nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return. All material Taxes of FirstMerit and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of FirstMerit and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither FirstMerit nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of FirstMerit and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against FirstMerit or any of its Subsidiaries. There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of FirstMerit and its Subsidiaries or the assets of FirstMerit and its Subsidiaries. In the last six years, neither FirstMerit nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that FirstMerit or any of its Subsidiaries was required to file any Tax Return that was not filed. FirstMerit has made available to Huntington true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of FirstMerit or any of its Subsidiaries. Neither FirstMerit nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among FirstMerit and its Subsidiaries). Neither FirstMerit nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was FirstMerit) or (B) has any liability for the Taxes of any person (other than FirstMerit or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither FirstMerit nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Mergers are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither FirstMerit nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1). At no time during the past five years has FirstMerit been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)                                 As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)                                  As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to

Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11                        Employees and Employee Benefit Plans.

(a)                                 Section 3.11(a) of the FirstMerit Disclosure Schedule lists all material FirstMerit Benefit Plans. For purposes of this Agreement, “FirstMerit Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination or severance plans, programs or arrangements or other contracts or agreements to or with respect to which FirstMerit or any Subsidiary or any trade or business of FirstMerit or any of its Subsidiaries, whether or not incorporated, all of which together with FirstMerit would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “FirstMerit ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by FirstMerit or any of its Subsidiaries or any FirstMerit ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of FirstMerit or any of its Subsidiaries or any FirstMerit ERISA Affiliate.

(b)                                 FirstMerit has heretofore made available to Huntington true and complete copies of each of the material FirstMerit Benefit Plans and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements to any FirstMerit Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS determination letter, if any, relating to any such FirstMerit Benefit Plan, and (iv) the most recently prepared actuarial report for each such FirstMerit Benefit Plan (if applicable) for each of the last two years.

(c)                                  Each FirstMerit Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not result in any material liability. Neither FirstMerit nor any of its Subsidiaries has, within the prior three years, taken any material corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any FirstMerit Benefit Plan, and neither FirstMerit nor any of its Subsidiaries has any knowledge of any material plan defect that would qualify for correction under any such program.

(d)                                 Section 3.11(d) of the FirstMerit Disclosure Schedule identifies each FirstMerit Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “FirstMerit Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each FirstMerit Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of FirstMerit, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any FirstMerit Qualified Plan or the related trust or increase the costs relating thereto.

(e)           Each FirstMerit Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)            With respect to each FirstMerit Benefit Plan or any other ongoing, frozen or terminated “single employer plan” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by FirstMerit, any of its Subsidiaries or any FirstMerit ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii)  no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by FirstMerit or any of its Subsidiaries, (v) the PBGC has not instituted proceedings to terminate any such FirstMerit Benefit Plan, (vi) to the knowledge of FirstMerit, the most recent actuarial report for such FirstMerit Benefit Plan is accurate in all material respects and (vii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived.

(g)           None of FirstMerit and its Subsidiaries nor any FirstMerit ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001 (a) (3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of FirstMerit and its Subsidiaries nor any FirstMerit ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h)           Neither FirstMerit nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)            All material contributions required to be made to any FirstMerit Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any FirstMerit Benefit Plan, for any period in the prior three years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of FirstMerit.

(j)            There are no pending or, to the knowledge of FirstMerit, threatened (in writing) claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of FirstMerit, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the FirstMerit Benefit Plans, any fiduciaries thereof with respect to their duties to the FirstMerit Benefit Plans or the assets of any of the trusts under any of the FirstMerit Benefit Plans that could in any case reasonably be likely to result in any material liability of FirstMerit or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a FirstMerit Benefit Plan, or any other party.

(k)           None of FirstMerit and its Subsidiaries nor any FirstMerit ERISA Affiliate nor, to the knowledge of FirstMerit, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the FirstMerit Benefit Plans or their related trusts, FirstMerit, any of its Subsidiaries, any FirstMerit ERISA Affiliate or any person that FirstMerit or any of its Subsidiaries has an obligation to indemnify to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability, funding, payment or delivery of, or increase the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of FirstMerit or any of its Subsidiaries, or result in any limitation on the right of FirstMerit or any of its Subsidiaries or FirstMerit ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any FirstMerit Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by FirstMerit or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  FirstMerit has made available to Huntington preliminary copies of Section 280G calculations with respect to any disqualified individual in connection with the transactions contemplated hereby.  Neither FirstMerit nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require FirstMerit or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)          No FirstMerit Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(n)           Each voluntary employees’ beneficiary association (“VEBA”) has been determined by the IRS to be exempt from federal tax under Section 501(a) of the Code, and nothing has occurred that could reasonably be expected to adversely affect the exempt status of any VEBA.

(o)           There are no pending or, to the knowledge of FirstMerit, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against

FirstMerit or any of its Subsidiaries, or any strikes or other material labor disputes against FirstMerit or any of its Subsidiaries.  Neither FirstMerit nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of FirstMerit or any of its Subsidiaries, and, to the knowledge of FirstMerit, there are no organizing efforts by any union or other group seeking to represent any employees of FirstMerit or any of its Subsidiaries.

3.12        Compliance with Applicable Law.  FirstMerit and each of its Subsidiaries hold, and have at all times since December 31, 2012 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on FirstMerit, and to the knowledge of FirstMerit no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  FirstMerit and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to FirstMerit or any of its Subsidiaries, including (to the extent applicable to FirstMerit or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  FirstMerit Bank has a Community Reinvestment Act rating of “satisfactory” or better.  FirstMerit and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board and the Office of the Comptroller of the Currency (together, “Federal Banking Agencies”) in connection therewith (the “Volcker Rule”). Section 3.12 of the FirstMerit Disclosure Schedule sets forth (i) all FirstMerit affiliates and subsidiaries (including FirstMerit) engaged in proprietary trading (as defined in the Volcker Rule) that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule and (ii) all covered funds (as defined in the Volcker Rule) that FirstMerit or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule. For the purpose of the preceding two sentences, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. § 1813.

3.13        Certain Contracts.

(a)           Except as set forth in Section 3.13(a) of the FirstMerit Disclosure Schedule or as filed with or incorporated into any FirstMerit Report filed prior to the date hereof, as of the date hereof, neither FirstMerit nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any FirstMerit Benefit Plan, (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by FirstMerit or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Huntington or any of its Subsidiaries to engage in any line of business that is material to FirstMerit and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement), or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of FirstMerit or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the FirstMerit Disclosure Schedule, is referred to herein as a “FirstMerit Contract,” and neither FirstMerit nor any of its Subsidiaries knows of, or has received written, or to the knowledge of FirstMerit, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to FirstMerit and its Subsidiaries, taken as a whole.

(b)           In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit:  (i) each FirstMerit Contract is valid and binding on FirstMerit or one of its Subsidiaries, as applicable, and in full force and effect, (ii) FirstMerit and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each FirstMerit Contract, (iii) to the knowledge of FirstMerit each third-party counterparty to each FirstMerit Contract has performed all obligations required to be performed by it to date under such FirstMerit Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of FirstMerit or any of its Subsidiaries under any such FirstMerit Contract.

3.14        Agreements with Regulatory Agencies.  Neither FirstMerit nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the FirstMerit Disclosure Schedule, a “FirstMerit Regulatory Agreement”), nor has FirstMerit or any of its Subsidiaries been advised in writing or, to the knowledge of FirstMerit, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such FirstMerit Regulatory Agreement.

3.15        Risk Management Instruments.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FirstMerit, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of FirstMerit or any of its Subsidiaries or for the account of a customer of FirstMerit or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FirstMerit or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  FirstMerit and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of FirstMerit, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

3.16        Environmental Matters.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FirstMerit, FirstMerit and its Subsidiaries are in compliance, and, since January 1, 2013 have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or legal requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, or, to the knowledge of FirstMerit, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on FirstMerit or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against FirstMerit, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit.  To the knowledge of FirstMerit, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit.  FirstMerit is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit.

3.17        Investment Securities.

(a)           Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on FirstMerit, each of FirstMerit and its Subsidiaries has good title  to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the FirstMerit Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of FirstMerit or its Subsidiaries.  Such securities are valued on the books of FirstMerit in accordance with GAAP in all material respects.

(b)           FirstMerit and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that FirstMerit believes are prudent and reasonable in the context of their respective businesses, and FirstMerit and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.

3.18        Real Property.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on FirstMerit, FirstMerit or a FirstMerit Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the FirstMerit Reports as being owned by FirstMerit or a FirstMerit Subsidiary or acquired after the date thereof (except (x) properties sold or otherwise disposed of since the date thereof in the ordinary course of business and (y) properties categorized as “other real estate owned” in such balance sheet) (the “FirstMerit Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such FirstMerit Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “FirstMerit Leased Properties” and, collectively with the FirstMerit Owned Properties, the “FirstMerit Real Property”), free and clear of all material Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without material default thereunder by the lessee or, to the knowledge of FirstMerit, the lessor.  There are no material pending or, to the knowledge of FirstMerit, threatened condemnation proceedings against any FirstMerit Real Property.

3.19        Intellectual Property.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on FirstMerit, to the knowledge of FirstMerit: (i) FirstMerit and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii) (A) the use of any Intellectual Property by FirstMerit and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to FirstMerit in writing that FirstMerit or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) no person is challenging, infringing on or otherwise violating any right of FirstMerit or any of its Subsidiaries with respect to any Intellectual Property owned by FirstMerit or its Subsidiaries; (iv) neither FirstMerit nor any FirstMerit Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by FirstMerit or any FirstMerit Subsidiary; and (v) since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of FirstMerit and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, trade names, Internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets, and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between FirstMerit or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of FirstMerit or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding FirstMerit Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of FirstMerit), on the other hand, of the type required to be reported in any FirstMerit Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21        State Takeover Laws.  The Board of Directors of FirstMerit has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.22        Reorganization.  FirstMerit has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together,  from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23        Opinion.  Prior to the execution of this Agreement, the Board of Directors of FirstMerit has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O’Neill + Partners, L.P., to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of FirstMerit Common Stock.  Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.24        FirstMerit Information.  The information relating to FirstMerit and its Subsidiaries that is provided by FirstMerit or its representatives specifically for inclusion in (a) the Joint Proxy Statement on the date it (or any amendment or supplement thereto) is first mailed to holders of FirstMerit Common Stock or at the time of the FirstMerit Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of FirstMerit incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to FirstMerit and its Subsidiaries and other portions within the reasonable control of FirstMerit and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by FirstMerit with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Huntington or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.25        Loan Portfolio.

(a)           As of the date hereof, except as set forth in Section 3.25(a) of the FirstMerit Disclosure Schedule, neither FirstMerit nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which FirstMerit or any Subsidiary of FirstMerit is a creditor which as of September 30, 2015 had an outstanding balance of $10,000,000 or more and under the terms of which the obligor was, as of September 30, 2015, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of FirstMerit or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the FirstMerit Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of FirstMerit and its Subsidiaries that, as of September 30, 2015, had an outstanding balance of $10,000,000 or more and were classified by FirstMerit as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)           Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit, each outstanding Loan of FirstMerit and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of FirstMerit and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on FirstMerit, each outstanding Loan of FirstMerit and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of FirstMerit and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)           None of the agreements pursuant to which FirstMerit or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(e)           There are no outstanding Loans made by FirstMerit or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of FirstMerit or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither FirstMerit nor any of its Subsidiaries is now, nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26        Insurance.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on FirstMerit, (a) FirstMerit and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of FirstMerit reasonably has determined to be prudent and consistent with industry practice, and neither FirstMerit nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of FirstMerit and its Subsidiaries, FirstMerit or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27        No Investment Adviser Subsidiary.  Neither FirstMerit nor any FirstMerit Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an “investment adviser” required to register as such under the Investment Advisers Act of 1940, as amended.

3.28        No Other Representations or Warranties.

(a)           Except for the representations and warranties made by FirstMerit in this Article III, neither FirstMerit nor any other person makes any express or implied representation or warranty with respect to FirstMerit, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FirstMerit hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither FirstMerit nor any other person makes or has made any representation or warranty to Huntington, Merger Sub or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FirstMerit, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by FirstMerit in this Article III, any oral or written information presented to Huntington, Merger Sub or any of their respective affiliates or representatives in the course of their due diligence investigation of FirstMerit, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           FirstMerit acknowledges and agrees that neither Huntington nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON AND MERGER SUB

Except (i) as disclosed in the disclosure schedule delivered by Huntington and Merger Sub to FirstMerit concurrently herewith (the “Huntington Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Huntington Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Huntington that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Huntington Reports publicly filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Huntington and Merger Sub hereby represent and warrant to FirstMerit as follows:

4.1                               Corporate Organization.

(a)                                 Huntington is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act.  Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio.  Each of Huntington and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of Huntington and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington.  True and complete copies of the Articles of Restatement of Charter of Huntington, as amended (“Huntington Articles”), and Amended and Restated Bylaws of Huntington (“Huntington Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Huntington to FirstMerit.

(b)                                 Except, in the case of clauses (ii) and (iii) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each Subsidiary of Huntington (a “Huntington Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Huntington to pay dividends or distributions, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Huntington that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Huntington, threatened.  Section 4.1(b) of the Huntington Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Huntington as of the date hereof.

4.2                               Capitalization.

(a)                                 The authorized capital stock of Huntington consists of 1,500,000,000 shares of Huntington Common Stock and 6,617,808 shares of preferred stock, par value $0.01 per share (“Huntington Preferred Stock”).  As of January 21, 2016, no shares of capital stock or other voting securities of Huntington are issued, reserved for issuance or outstanding, other than (i) 796,969,694 shares of Huntington Common Stock issued and 794,945,303 shares of Huntington Common Stock outstanding, including 7,395 shares of Huntington Common Stock granted in respect of outstanding awards of restricted Huntington Common Stock under a Huntington Stock Plan (as defined below) (a “Huntington Restricted Stock Award”),

(ii) 2,040,808 shares of Huntington Common Stock held in treasury, (iii) 16,114,994 shares of Huntington Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Stock Options”), (iv) 15,053,285 shares of Huntington Common Stock reserved for issuance upon the settlement of outstanding restricted stock units in respect of shares of Huntington Common Stock granted under a Huntington Stock Plan (“Huntington Restricted Stock Unit Award”), (v) 24,664,198 shares of Huntington Common Stock reserved for issuance pursuant to future grants under the Huntington Stock Plans, and (vi) 1,967,071 shares of Huntington Preferred Stock issued and 398,006 shares of Huntington Preferred Stock outstanding.  As used herein, the “Huntington Stock Plans” shall mean all employee and director equity incentive plans of Huntington in effect as of the date of this Agreement and agreements for equity awards in respect of Huntington Common Stock granted by Huntington under the inducement grant exception.  All of the issued and outstanding shares of Huntington Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Huntington or of Merger Sub may vote are issued or outstanding.  Except as set forth in Section 4.2(a) of the Huntington Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Huntington or Merger Sub are issued or outstanding.  Other than Huntington Stock Options and Huntington Restricted Stock Unit Awards, in each case, issued prior to the date of this Agreement, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Huntington or Merger Sub to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b)                                 There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Huntington or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the Huntington Common Stock or other equity interests of Huntington.

(c)                                  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Huntington.  Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.

(d)                                 Huntington owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Huntington Subsidiary, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Huntington Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Huntington Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3                               Authority; No Violation.

(a)                                 Each of Huntington and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of Huntington and of Merger Sub.  The Board of Directors of Huntington has determined that the Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of Huntington and its shareholders, and has directed that the issuance of Huntington Common Stock in connection with the Merger be submitted to its shareholders for approval at a duly held meeting of such shareholders and has adopted resolutions to the foregoing effect.  The board of directors of Merger Sub has determined that the Mergers, on the terms and conditions set forth in this Agreement, are in the best interests of Merger Sub and its sole shareholder and has adopted a resolution to the foregoing effect.  Huntington, as Merger Sub’s sole shareholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by unanimous written consent.  Except for (i) the adoption and approval of the Bank Merger Agreement by the board of directors of The Huntington National Bank and Huntington as its sole shareholder, (ii) the approval of the issuance of Huntington Common Stock pursuant to this Agreement by a majority of the votes cast by holders of outstanding Huntington Common Stock at the Huntington Meeting (the “Requisite Huntington Vote”), and (iii) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Huntington or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Huntington and Merger Sub and (assuming due authorization, execution and delivery by FirstMerit) constitutes a valid and binding obligation of each of Huntington and Merger Sub, enforceable against each of Huntington and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  Subject to the receipt of the Requisite Huntington Vote, the shares of Huntington Common Stock to be issued in the Merger and the shares of New Huntington Preferred Stock to be issued in the Second Step Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Huntington will have any preemptive right or similar rights in respect thereof.

(b)                                 Subject to the receipt of the Requisite Huntington Vote, neither the execution and delivery of this Agreement by Huntington or Merger Sub, nor the consummation by Huntington or Merger Sub of the transactions contemplated hereby, nor compliance by Huntington or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Huntington Articles, the Huntington Bylaws, the Merger Sub Articles, or the Merger Sub Code of Regulations, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Huntington, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Huntington or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Huntington or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Huntington.

4.4                               Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with the NASDAQ and/or the NYSE, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Office of the Comptroller of the Currency in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the FirstMerit Disclosure Schedule or Section 4.4 of the Huntington Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Certificate of Merger and the Second Certificate of Merger with the Ohio Secretary pursuant to the OGCL, the filing of the Maryland Articles of Merger with the Maryland Department pursuant to the MGCL, and the filing of the Bank Merger Certificates, (vii) the filing with, and acceptance for record by, the Maryland Department of Articles Supplementary for the New Huntington Preferred Stock, (viii) the filing of any notices or other filings under the HSR Act, if necessary or advisable, and (ix) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock pursuant to this Agreement and the approval of the listing of such Huntington Common Stock on the NASDAQ and the New Huntington Preferred Stock on the NYSE or the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Huntington of this Agreement or (B) the consummation by Huntington of the Merger and the other transactions contemplated hereby (including the Bank Merger).  No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Merger Sub of this Agreement.  As of the date hereof, Huntington is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and Bank Merger on a timely basis.

4.5                               Reports.

(a)                                 Huntington and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January

1, 2013 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Huntington.  Except for examinations of Huntington and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Huntington, investigation into the business or operations of Huntington or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Huntington or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

(b)                                 An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Huntington or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2013 (the “Huntington Reports”) is publicly available.  No such Huntington Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Huntington Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Huntington has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Huntington Reports.

4.6                               Financial Statements.

(a)                                 The financial statements of Huntington and its Subsidiaries included (or incorporated by reference) in the Huntington Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Huntington and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Huntington and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with

GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Huntington and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  PricewaterhouseCoopers LLP has not resigned (or informed Huntington that it intends to resign) or been dismissed as independent public accountants of Huntington as a result of or in connection with any disagreements with Huntington on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, neither Huntington nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included in the consolidated balance sheet of FirstMerit, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Huntington included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of Huntington and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Huntington or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.  Huntington (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Huntington, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Huntington by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Huntington’s outside auditors and the audit committee of Huntington’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Huntington’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Huntington, any fraud, whether or not material, that involves management or other employees who have a significant role in Huntington’s internal controls over financial reporting.  These disclosures were made in writing by management to Huntington’s auditors and audit committee and a copy has been previously made available to FirstMerit.  To the knowledge of Huntington, there is no reason to believe that Huntington’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2013, (i) neither Huntington nor any of its Subsidiaries, nor, to the knowledge of Huntington, any director, officer, auditor, accountant or representative of Huntington or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Huntington, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Huntington or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Huntington or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Huntington or any of its Subsidiaries, whether or not employed by Huntington or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Huntington or any of its officers, directors, or employees to the Board of Directors of Huntington or any committee thereof or, to the knowledge of Huntington, to any director or officer of Huntington.

4.7                               Broker’s Fees.  Neither Huntington nor any Huntington Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Goldman, Sachs & Co.

4.8                               Absence of Certain Changes or Events.

(a)                                 Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

(b)                                 Since December 31, 2014, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Huntington and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9                               Legal Proceedings.

(a)                                 Neither Huntington nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Huntington, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Huntington or any of its Subsidiaries (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b)                                 There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Huntington, any of its Subsidiaries or the assets of Huntington or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Huntington or any of its affiliates) that would reasonably be expected to be material to either Huntington or any of its Significant Subsidiaries, taken as a whole.

4.10                        Taxes and Tax Returns.  Each of Huntington and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  All material Taxes of Huntington and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Huntington and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  The federal income Tax Returns of Huntington and its Subsidiaries for all years up to and including December 31, 2011 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Huntington or any of its Subsidiaries.  There are no pending or threatened (in writing) disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Huntington and its Subsidiaries or the assets of Huntington and its Subsidiaries.

4.11                        Compliance with Applicable Law.  Huntington and each of its Subsidiaries hold, and have at all times since December 31, 2012 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Huntington, and to the knowledge of Huntington, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Huntington and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Huntington or any of its Subsidiaries, including (to the extent applicable to Huntington or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act and Regulation V, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act and Regulation C, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Regulation E, the Dodd-Frank Wall Street Reform and Consumer Financial Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law or regulation relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  The Huntington National Bank has a Community Reinvestment Act rating of “satisfactory” or better. Huntington and each of its affiliates and subsidiaries have complied in all material respects with and are not in material default or violation under the Volcker Rule. Section 4.11 of the Huntington Disclosure Schedule sets forth (i) all Huntington affiliates and subsidiaries (including Huntington) engaged in proprietary trading (as defined in the Volcker Rule) that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule and (ii) all covered funds (as defined in the Volcker Rule) that Huntington or any of its affiliates or subsidiaries sponsors or invests in that would be prohibited upon expiration of any temporary conformance period granted by the Federal Banking Agencies under the Volcker Rule. For the purpose of the preceding two sentences, “affiliate” and “subsidiary” shall have their respective meanings under 12 U.S.C. § 1813.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and its Subsidiaries are in compliance, and, since January 1, 2013 have complied, with all Environmental Laws.

4.12                        Certain Contracts.

(a)                                 Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Huntington or any of its Subsidiaries is a party or by which Huntington or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Huntington, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Huntington Contract”), and neither Huntington nor any of its Subsidiaries knows of, or has received notice of, any violation of any Huntington Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington.

(b)                                 In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, (i) each Huntington Contract is valid and binding on Huntington or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Huntington and each of its Subsidiaries have performed all obligations required to be performed by it prior to the date hereof under each Huntington Contract, (iii) to the knowledge of Huntington, each third-party counterparty to each Huntington Contract has performed all obligations required to be performed by it to date under such Huntington Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Huntington or any of its Subsidiaries under any such Huntington Contract.

4.13                        Agreements with Regulatory Agencies.  Neither Huntington nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2013, a recipient of any supervisory letter from, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Huntington Disclosure Schedule, a “Huntington Regulatory Agreement”), nor has Huntington or any of its Subsidiaries been advised, in writing or, to the knowledge of

Huntington, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Huntington Regulatory Agreement.

4.14                        Information Technology.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Huntington, to the knowledge of Huntington, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Huntington and its Subsidiaries.

4.15                        Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Huntington or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Huntington or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Huntington Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Huntington), on the other hand, of the type required to be reported in any Huntington Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

4.16                        State Takeover Laws.  The Board of Directors of Huntington has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any applicable Takeover Statutes.

4.17                        Reorganization.  Huntington has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18                        Investment Securities.

(a)                                 Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington, each of Huntington and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Huntington Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Huntington or its Subsidiaries.  Such securities are valued on the books of Huntington in accordance with GAAP in all material respects.

(b)                                 Huntington and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Huntington believes are prudent and reasonable in the context of their respective businesses, and Huntington and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.

4.19                        Opinion.  Prior to the execution of this Agreement, Huntington has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Goldman, Sachs & Co. to the effect that as of the date thereof and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration payable pursuant to this Agreement is fair from a financial point of view to Huntington.  Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

4.20                        Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Huntington, any of its Subsidiaries or for the account of a customer of Huntington or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Huntington or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions).  Huntington and each of its Subsidiaries have duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of Huntington, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

4.21                        Huntington Information.  The information relating to Huntington and its Subsidiaries that is provided by Huntington or its representatives specifically for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of FirstMerit Common Stock or at the time of the FirstMerit Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Huntington incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Huntington and its Subsidiaries and other portions within the reasonable control of Huntington and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Huntington with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of FirstMerit or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

4.22                        Loan Portfolio.

(a)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, each outstanding Loan of Huntington and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Huntington and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)                                 Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, each outstanding Loan of Huntington and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Huntington and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)                                  None of the agreements pursuant to which Huntington or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan (other than first payment defaults).

(d)                                 There are no outstanding Loans made by Huntington or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Huntington or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)                                  Neither Huntington nor any of its Subsidiaries is now, nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.23                        Financing.  Huntington has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.24                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by Huntington and Merger Sub in this Article IV, neither Huntington nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Huntington, its Subsidiaries, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Huntington and Merger Sub hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Huntington, Merger Sub nor any other person makes or has made any representation or warranty to FirstMerit or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Huntington, Merger Sub, any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Huntington and Merger Sub in this Article IV, any oral or written information presented to FirstMerit or any of its affiliates or representatives in the course of their due diligence investigation of Huntington, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 Huntington and Merger Sub acknowledge and agree that neither FirstMerit nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                               Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the FirstMerit Disclosure Schedule), required by law or as consented to in writing by Huntington (such consent not to be unreasonably withheld, conditioned or delayed), (a) FirstMerit shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Huntington and FirstMerit shall and shall cause its respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2                               FirstMerit Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the FirstMerit Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law or binding regulatory guidance, FirstMerit shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Huntington (such consent not to be unreasonably withheld):

(a)                                 in each case, other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of FirstMerit or any of its wholly owned Subsidiaries to FirstMerit or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of FirstMerit);

(b)                                 (i)                                     adjust, split, combine or reclassify any capital stock;

(ii)                                  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by FirstMerit at a rate not in excess of $0.17 per share of FirstMerit Common

Stock (except that if Huntington increases the rate of its regular quarterly dividends on Huntington Common Stock paid by it during any fiscal quarter after the date hereof relative to that paid by it during the immediately preceding fiscal quarter, FirstMerit shall be permitted to increase the rate of dividends on FirstMerit Common Stock paid by it during the same fiscal quarter by the same proportion, (or if not possible in the same quarter, in the next fiscal quarter with an appropriate “catch-up” adjustment to account for the amounts that would have been paid in the prior quarter) subject in all respects to any receipt of regulatory approval required in connection with such dividend increase), and any associated dividend equivalents for FirstMerit Equity Awards, (B) quarterly dividends payable on the FirstMerit Preferred Stock, (C) dividends paid by any of the Subsidiaries of FirstMerit to FirstMerit or any of its wholly owned Subsidiaries, (D) the acceptance of shares of FirstMerit Common Stock as payment for the exercise price of FirstMerit Stock Options or for withholding taxes incurred in connection with the exercise of FirstMerit Stock Options or the vesting or settlement of FirstMerit Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with past practice and the terms of the applicable award agreements, or (E) required dividends on the common stock of any FirstMerit Subsidiary);

(iii)                               grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)                              issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of FirstMerit Stock Options or the vesting or settlement of FirstMerit Equity Awards (and dividend equivalents thereon, if any) outstanding as of the date hereof or granted on or after the date hereof to the extent permitted under this Agreement;

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any person, in each case other than in the ordinary course of business;

(d)                                 except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any investment that would be material to FirstMerit and its Subsidiaries on a consolidated basis either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of FirstMerit;

(e)                                  (i) terminate, materially amend, or waive any material provision of, any FirstMerit Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or (ii)

enter into any contract that would constitute a FirstMerit Contract if it were in effect on the date of this Agreement;

(f)                                   except as required under applicable law or the terms of any FirstMerit Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any FirstMerit Benefit Plan (including any plans, programs, policies, agreements or arrangements that would be considered a FirstMerit Benefit Plan if in effect as of the date hereof), (ii) amend (whether in writing or through the interpretation of) any FirstMerit Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a FirstMerit Benefit Plan if in effect as of the date hereof), other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost or expense of maintaining such plan, program, policy or arrangements, (iii) increase the compensation payable to any current or former employee, officer, director, independent contractor or consultant, except for annual base salary or wage merit increases for employees in the ordinary course of business, consistent with past practice, that do not exceed 2.3% of the aggregate cost of all employee annual base salaries and wage rates in effect as of the date hereof, to be effective May 1, 2016, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer, employee, independent contractor or consultant whose annual base salary or base wage is greater than $150,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant whose annual base salary or base wage is greater than $150,000;

(g)                                  except for debt workouts in the ordinary course of business, settle any material claim, suit, action or proceeding in an amount and for consideration in excess of $1,000,000 individually or $2,000,000 in the aggregate (net of any insurance proceeds or indemnity, contribution or similar payments received by FirstMerit or any of its Subsidiaries in respect thereof) or would impose any material restriction on the business of it or its Subsidiaries or Huntington;

(h)                                 take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                                     amend the FirstMerit Articles, the FirstMerit Code of Regulations, or comparable governing documents of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j)                                    merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(k)                                 materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;

(l)                                     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m)                             (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging policies, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit outside of the ordinary course of business consistent with past practice or inconsistent with, or in excess of the limitations contained in, FirstMerit’s loan policy; provided, that any consent from Huntington sought pursuant to this clause (m)(ii) shall not be unreasonably withheld and shall be given within two (2) business days after the relevant loan package is provided to Huntington; provided, further, that, if Huntington does not respond to any such request for consent within two (2) business days, such non-response shall be deemed to constitute consent pursuant to this clause (m)(ii);

(n)                                 make, or commit to make, any capital expenditures in excess of $5,000,000 in the aggregate, other than as disclosed in FirstMerit’s capital expenditure budget set forth in Section 5.2(n) of the FirstMerit Disclosure Schedules;

(o)                                 other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(p)                                 (i) make application for the opening or relocation of, or open or relocate, any branch office, loan production office or other significant office or operations facility of it or its Subsidiaries, (ii) other than in consultation with Huntington, make application for the closing of or close any branch or (iii) other than in consultation with Huntington, purchase any new real property (other than other real estate owned (OREO) properties in the ordinary course) in an amount in excess of $750,000 for any individual property or enter into, amend or renew any material lease with respect to real property requiring aggregate payments under any individual lease in excess of $250,000;

(q)                                 knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of FirstMerit or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite FirstMerit Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(r)                                    except for communications made in accordance with Section 6.7(e) and Section 6.14, make any written communications to the employees of FirstMerit or its Subsidiaries with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement; or

(s)                                   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3                               Huntington Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Huntington Disclosure Schedule, as expressly contemplated or permitted by this Agreement, as required by law or binding regulatory guidance, Huntington shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of FirstMerit (such consent not to be unreasonably withheld):

(a)                                 amend the Huntington Articles or the Huntington Bylaws in a manner that would materially and adversely affect the holders of FirstMerit Common Stock, or adversely affect the holders of FirstMerit Common Stock relative to other holders of Huntington Common Stock;

(b)                                 adjust, split, combine or reclassify any capital stock of Huntington or make, declare or pay any extraordinary dividend on any capital stock of Huntington;

(c)                                  incur any indebtedness for borrowed money (other than indebtedness of Huntington or any of its wholly owned Subsidiaries to Huntington or any of its Subsidiaries) that would reasonably be expected to prevent Huntington or its Subsidiaries from assuming FirstMerit’s or its Subsidiaries’ outstanding indebtedness;

(d)                                 sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, in each case other than in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(e)                                  make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Huntington, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed;

(f)                                   merge or consolidate itself or any of its Significant Subsidiaries with any other person (i) where it or its Significant Subsidiary, as applicable, is not the surviving person or (ii) if the merger or consolidation is reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(g)                                  take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(h)                                 knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Huntington or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Huntington Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby;

(i)                                     except for communications made in accordance with Section 6.7(e) and Section 6.14, make any written communications to the employees of FirstMerit or its Subsidiaries with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement; or

(j)                                    agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1                               Regulatory Matters.

(a)                                 Huntington and FirstMerit shall promptly prepare and file with the SEC, no later than forty-five (45) days after of the date of this Agreement, the Joint Proxy Statement and Huntington shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  The S-4 shall also, to the extent required under the Securities Act and the regulations promulgated thereunder, register the shares of New Huntington Preferred Stock that will be issued in the transaction.  Each of Huntington and FirstMerit shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Huntington and FirstMerit shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  Huntington shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and FirstMerit shall furnish all information concerning FirstMerit and the holders of FirstMerit Common Stock as may be reasonably requested in connection with any such action.

(b)                                 The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.  Without limiting the generality of the foregoing, as soon as practicable and in any event within forty-five (45) days after the date of this Agreement, Huntington and FirstMerit shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals.  Huntington and FirstMerit shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. Huntington and FirstMerit shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FirstMerit or Huntington, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality (except any competitively sensitive business or other proprietary information (but not any confidential supervisory information) of FirstMerit that is necessary for Huntington to prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals; provided, that Huntington shall request confidential treatment of any such information, permit FirstMerit to control the defense of any challenge to such confidential treatment request and will not release any such information publicly pursuant to Freedom of Information Act requests or similar rules without FirstMerit’s consent).  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)                                  In furtherance and not in limitation of the foregoing, each of Huntington and FirstMerit shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Huntington, FirstMerit and their respective Subsidiaries.

(d)                                 Huntington and FirstMerit shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Huntington, FirstMerit or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Each of Huntington and FirstMerit agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the respective shareholders of FirstMerit or Huntington and at the time of the Huntington Meeting and the FirstMerit Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.  Each of Huntington and FirstMerit further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e)                                  Huntington and FirstMerit shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f)                                   Without limiting the generality of this Section 6.1, FirstMerit shall, and shall cause its Subsidiaries to, reasonably cooperate with Huntington and its Subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Huntington in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.

6.2                               Access to Information.

(a)                                 Upon reasonable notice and subject to applicable laws, each of Huntington and FirstMerit, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, during normal business hours and in a manner so as not to interfere with normal business operations, each of Huntington and FirstMerit shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request.  Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.  Neither Huntington nor FirstMerit nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Huntington’s or FirstMerit’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 FirstMerit shall, and shall cause its Subsidiaries to, on a monthly basis provide Huntington with an update on the matters set forth in Section 6.2(b) of the FirstMerit Disclosure Schedule.

(c)                                  Each of Huntington and FirstMerit shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 15, 2015, between Huntington and FirstMerit (the “Confidentiality Agreement”).

(d)                                 No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3                               FirstMerit Shareholder Approval.

(a)                                 FirstMerit shall take, in accordance with applicable law and the FirstMerit Articles and FirstMerit Code of Regulations, all actions necessary to convene a meeting of its shareholders (the “FirstMerit Meeting”) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite FirstMerit Vote required in connection with this Agreement and the Merger.  Except in the case of an Adverse Recommendation Change, the Board of Directors of FirstMerit shall use its reasonable best efforts to obtain from the shareholders of FirstMerit the Requisite FirstMerit Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.  FirstMerit shall engage a proxy solicitor reasonably acceptable to Huntington to assist in the solicitation of proxies from shareholders relating to the Requisite FirstMerit Vote.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of FirstMerit, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of FirstMerit may withhold or withdraw or modify in a manner adverse to Huntington its recommendation to its shareholders or may submit this Agreement to its shareholders without recommendation (each, an “Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of FirstMerit may communicate the basis for its Adverse Recommendation Change to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto; provided, that the Board of Directors of FirstMerit may not take any actions under this sentence unless (i) it gives Huntington at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of FirstMerit in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of FirstMerit takes into account any amendment or modification to this Agreement proposed by Huntington and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b)                                 Except in the case of an Adverse Recommendation Change, FirstMerit shall adjourn or postpone the FirstMerit Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of FirstMerit Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, FirstMerit has not received proxies representing a sufficient number of shares necessary to obtain the Requisite FirstMerit Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the FirstMerit Meeting shall be convened and this Agreement shall be submitted to the shareholders of FirstMerit at the FirstMerit Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve FirstMerit of such obligation.  FirstMerit shall only be required to adjourn or postpone the FirstMerit Meeting two (2) times pursuant to the first sentence of this Section 6.3(b).

6.4                               Huntington Shareholder Approval.

(a)                                 The Board of Directors of Huntington has resolved to recommend to Huntington’s stockholders that they approve the issuance of Huntington Common Stock in connection with the Merger, and will submit to its shareholders the proposed issuance of the Huntington Common Stock and any other matters required to be approved by its shareholders in order to carry out the intentions of this Agreement.  Huntington shall duly take, in accordance with applicable law, the Huntington Articles, and the Huntington Bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders, as promptly as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Huntington Vote (the “Huntington Meeting”).  The Board of Directors of Huntington will use its reasonable best efforts to obtain from its shareholders the Requisite Huntington Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Joint Proxy Statement).  Huntington shall engage a proxy solicitor reasonably acceptable to FirstMerit to assist in the solicitation of proxies from shareholders relating to the Requisite Huntington Vote.  FirstMerit and Huntington shall cooperate to schedule and convene the FirstMerit Meeting and the Huntington Meeting on the same date.

(b)                                 Huntington shall adjourn or postpone the Huntington Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Huntington Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Huntington has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Huntington Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Huntington Meeting shall be convened and this Agreement shall be submitted to the shareholders of Huntington at the Huntington Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Huntington of such obligation.  Huntington shall only be required to adjourn or postpone the Huntington Meeting two (2) times pursuant to the first sentence of this Section 6.4(b).

6.5                               Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Huntington and FirstMerit shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable, (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by FirstMerit or Huntington or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.6                               Stock Exchange Listing.  Huntington shall cause the shares of Huntington Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance prior to the Effective Time, and the shares of the New Huntington Preferred Stock to be issued in the Second Step Merger to be approved for listing on the NYSE or the NASDAQ, subject to official notice of issuance prior to the Second Effective Time.

6.7                               Employee Matters.

(a)                                 Huntington shall provide the employees of FirstMerit and its Subsidiaries as of the Effective Time (the “Continuing Employees”), for so long as they are employed following the Effective Time, with the following: (i) during the period commencing at the Effective Time and ending on December 31, 2016, annual base salary or wages, as applicable, and target incentive opportunities (including equity-based awards) that are no less than the annual base salary or wages, as applicable, and target incentive opportunities in effect for each such employee immediately prior to the Effective Time, (ii) during the period commencing on January 1, 2017 and ending on the first anniversary of the Effective Time, annual base salary, wages and target incentive opportunities (including equity-based awards) that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its Subsidiaries, and (iii) during the period commencing at the Effective Time and ending on the first anniversary thereof, employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Huntington and its Subsidiaries (excluding any frozen benefit plans of Huntington and its Subsidiaries or benefit plans that exclusively provide benefits to grandfathered employees of Huntington and its Subsidiaries); provided, that until such time as Huntington fully integrates the Continuing Employees into its plans, participation in the FirstMerit Benefit Plans shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of Huntington on different dates following the Effective Time with respect to different benefit plans.  For a period beginning at the Effective Time and continuing through the first anniversary thereof, Huntington or its Subsidiaries shall provide severance to each Continuing Employee of FirstMerit and its Subsidiaries pursuant to the terms and conditions of the severance plan or policy of FirstMerit and its Subsidiaries applicable to such Continuing Employees as of the date hereof (as set forth on Section 6.7(a) of the FirstMerit Disclosure Schedule); provided that (A) such severance shall be subject to the execution (and non-revocation) of a customary release of claims and (B) such severance may be paid in a lump sum.

(b)                                 With respect to any employee benefit plans of Huntington or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Huntington and its Subsidiaries shall use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous FirstMerit Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a FirstMerit Benefit Plan that provides health care benefits (including medical, dental and vision), to the same extent that such credit was given under the analogous FirstMerit Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with FirstMerit and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous FirstMerit Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)                                  Huntington agrees to assume and honor all FirstMerit Benefit Plans in accordance with their terms as of the date hereof, it being understood that this sentence shall not be construed to limit the ability of Huntington or any of its Subsidiaries or affiliates to amend or terminate any FirstMerit Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable plan.

(d)                                 If requested by Huntington in writing at least twenty (20) business days prior to the Effective Time, FirstMerit shall cause any 401(k) plan sponsored or maintained by FirstMerit (the “FirstMerit 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Huntington requests that any FirstMerit 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Huntington or one of its Subsidiaries (a “Huntington 401(k) Plan”). FirstMerit and Huntington shall take any and all actions as may be required, including amendments to the FirstMerit 401(k) Plan and/or Huntington 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Huntington 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.  FirstMerit shall provide Huntington with evidence that the FirstMerit 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.7(d); provided, that prior to amending or terminating the FirstMerit 401(k) Plan, FirstMerit shall provide the form and substance of any applicable resolutions or amendments to Huntington for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).

(e)                                  On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of the other party, and the party seeking to distribute any such notice or communication shall consider in good faith revising such notice or communication to reflect any comments or advice that the other party timely provides.

(f)                                   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of FirstMerit or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Company, FirstMerit, Huntington, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Company, FirstMerit, Huntington or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of FirstMerit or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any FirstMerit Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Huntington or any of its Subsidiaries or affiliates to amend, modify or terminate any particular FirstMerit Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of FirstMerit or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.8                               Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, each of Huntington and the Surviving Company shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of FirstMerit and its Subsidiaries or fiduciaries of FirstMerit or any of its Subsidiaries under FirstMerit Benefit Plans (in each case, when acting in such capacity) (collectively, the “FirstMerit Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, employee or fiduciary of FirstMerit or any of its Subsidiaries or under any FirstMerit Benefit Plans or (ii) matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Huntington and the Surviving Company shall also advance expenses as incurred by such FirstMerit Indemnified Party to the fullest extent permitted by applicable law; provided, that the FirstMerit Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such FirstMerit Indemnified Party is not entitled to indemnification.

(b)                                 For a period of six (6) years after the Effective Time, Huntington shall maintain in effect the current policies of directors’ and officers’ liability insurance maintained by FirstMerit or its Subsidiaries and any similar policies covering fiduciaries under the FirstMerit Benefit Plans (provided, that Huntington may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of FirstMerit or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Huntington shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by

FirstMerit for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Huntington shall cause to be maintained policies of insurance that, in Huntington’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, FirstMerit, in consultation with, but only upon the consent of Huntington, may (and at the request of Huntington, FirstMerit shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under FirstMerit’s existing directors’ and officers’ insurance policy and similar policy covering fiduciaries under the FirstMerit Benefit Plans providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed, on an annual basis, the Premium Cap.  If a “tail policy” is purchased as provided above, Huntington shall maintain in full force and effect and not cancel such “tail policy”.

(c)                                  The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each FirstMerit Indemnified Party and his or her heirs and representatives.  If Huntington, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, Huntington or the Surviving Company, as applicable, will cause proper provision to be made so that the successors and assigns of Huntington or the Surviving Company will expressly assume the obligations set forth in this Section 6.8.  For the avoidance of doubt, to the extent required by any agreement previously entered into by FirstMerit in connection with a merger, acquisition or other business combination, the provisions of this Section 6.8 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by FirstMerit or any of its Subsidiaries.

(d)                                 The obligations of the Surviving Company, Huntington and FirstMerit under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect any FirstMerit Indemnified Party or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected FirstMerit Indemnified Party.

6.9                               Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Huntington or the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers, the then current officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.10                        Advice of Changes.  Huntington and FirstMerit shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.11                        Dividends.  After the date of this Agreement, each of Huntington and FirstMerit shall coordinate with the other the declaration of any dividends in respect of Huntington Common Stock and FirstMerit Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FirstMerit Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of FirstMerit Common Stock and any shares of Huntington Common Stock any such holder receives in exchange therefor in the Merger.  In furtherance of the foregoing, (i) starting with the second quarter of 2016, the Board of Directors of FirstMerit shall cause its regular quarterly dividend record dates and payment dates for FirstMerit Common Stock to be similar to the regular quarterly dividend record dates and payment dates for Huntington Common Stock (i.e., FirstMerit shall move its dividend record and payment dates for the second quarter of 2016 to approximately March 18 and April 1, respectively) and (ii) the Board of Directors of Huntington shall thereafter and until the Effective Time or the termination of this Agreement, only pay dividends on the Huntington Common Stock on substantially the same record and payment date schedules as have been utilized in the past.

6.12                        Corporate Governance; Commitments to the Community.

(a)                                 Huntington shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Huntington shall be increased by four (4), and four (4) current directors of FirstMerit to be selected by Huntington in consultation with FirstMerit shall be appointed as directors of Huntington (the “FirstMerit Directors”).  Each of the FirstMerit Directors shall be given the opportunity to serve on at least one (1) committee of the Board of Directors of Huntington, with each applicable committee determination to be as recommended by Huntington’s Nominating and Corporate Governance Committee from time to time, for so long as each such FirstMerit Director is on the Board of Directors of Huntington; provided, that at least one FirstMerit Director shall be appointed to the Community Development Committee of the Board of Directors of Huntington.  Unless any FirstMerit Director has died, resigned or been removed from the Board of Directors of Huntington, for at least the first two Huntington annual meetings after the Closing Date, the Board of Directors of Huntington shall (i) nominate the FirstMerit Directors for reelection to the Board of Directors of Huntington, (ii) recommend to the Huntington shareholders the election of the FirstMerit Directors and (iii) solicit proxies for the FirstMerit Directors to the same extent as it does for any of its other nominees to the Board of Directors of Huntington.

(b)                                 On the Closing Date, Huntington shall invite all current members of the Board of Directors of FirstMerit other than the FirstMerit Directors to become members of Huntington’s existing Greater Akron-Canton Region Advisory Board (the “Advisory Board”), and shall cause all such individuals who accept such invitation to be elected or appointed as members of the Advisory Board.  Such members of the Advisory Board who are not employees of Huntington or its Subsidiaries or members of the Board of Directors of Huntington will serve on the Advisory Board until at least the third (3rd) anniversary of the Closing Date or until their earlier death or resignation, during which period such members will receive compensation that shall not be less than the compensation received by the then current members of the Advisory Board.

(c)                                  Prior to the Closing Date, Huntington shall establish a new Huntington charitable foundation (the “Foundation”), dedicated to grant making, charitable contributions and support in the city of Akron, Ohio.  Over a period of ten (10) years following the Closing Date (the “Contribution Period”), Huntington shall ratably contribute to the Foundation an amount in cash equal to $20 million to support, in a manner consistent with Huntington’s giving charitable guidelines, community development and reinvestment, civic and charitable activities in the greater Akron area.  There shall be three (3) initial members of the board of trustees of the Foundation selected by the Board of Directors of Huntington prior to the Closing Date, including one (1) member of the pre-Closing board of directors of Huntington and two (2) former FirstMerit directors domiciled in the greater Akron area who become Huntington directors at Closing.  Huntington shall also contribute $5 million over the Contribution Period to The Huntington Foundation, dedicated to supporting community development and reinvestment, civic and charitable activities in the greater Canton, Ohio and Flint, Michigan areas.

(d)                                 From and after the date hereof, the parties shall plan for the establishment of an operations/call center based in the city of Akron or a community with a Joint Economic Development Agreement with the city of Akron.  Following the Effective Time, Huntington shall use its reasonable best efforts to (i) ensure that the operations/call center is fully operational no later than by the second anniversary of the Closing Date and (ii) no later than by the second anniversary of the Closing Date, maintain employment levels in Akron consistent with FirstMerit’s employment levels in Akron as of the Closing Date.  In addition, Huntington will provide FirstMerit employees who would otherwise be terminated as a result of the Merger with priority access to job listings throughout all of Huntington’s and FirstMerit’s combined areas.

6.13                        Acquisition Proposals.

(a)                                 FirstMerit shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to the receipt of the Requisite FirstMerit Vote, in the event FirstMerit receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, FirstMerit shall have provided such information to Huntington, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with FirstMerit.  FirstMerit will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Huntington with respect to any Acquisition Proposal.  FirstMerit will promptly (and in any event within one (1) business day) advise Huntington following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such Acquisition Proposal), and will keep Huntington reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  FirstMerit shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of FirstMerit, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  During the term of this Agreement, FirstMerit shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13(a)) relating to any Acquisition Proposal.  As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of FirstMerit and its Subsidiaries or 25% or more of any class of equity or voting securities of FirstMerit or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of FirstMerit, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning more than 25% of any class of equity or voting securities of FirstMerit or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of FirstMerit, or (iii) a merger, consolidation, share exchange or other business combination, reorganization involving FirstMerit or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of FirstMerit, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(b)                                 Nothing contained in this Agreement shall prevent FirstMerit or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to FirstMerit’s stockholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.14                        Public Announcements.  FirstMerit and Huntington shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity, (iii) communications that are substantially similar to communications previously approved pursuant to this Section 6.14, (iv) communications permitted by Section 6.3 or Section 6.13 or (v) an obligation pursuant to any listing agreement with or rules of any securities exchange, FirstMerit and Huntington agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.15                        Change of Method.  Huntington may at any time change the method of effecting the Mergers if and to the extent requested by Huntington, and FirstMerit agrees to enter into such amendments to this Agreement as Huntington may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Mergers with respect to FirstMerit’s shareholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.16                        Restructuring Efforts.  If either FirstMerit or Huntington shall have failed to obtain the Requisite FirstMerit Vote or the Requisite Huntington Vote at the duly convened FirstMerit Meeting or Huntington Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction contemplated by this Agreement (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Mergers with respect to FirstMerit’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its shareholders for approval or adoption.

6.17                        Takeover Statutes.  Neither FirstMerit nor Huntington shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Huntington and FirstMerit shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Huntington and FirstMerit will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18                        Exemption from Liability Under Section 16(b).  FirstMerit and Huntington agree that, in order to most effectively compensate and retain those officers and directors of FirstMerit subject to the reporting requirements of Section 16(a) of the Exchange Act (the

“FirstMerit Insiders”), both prior to and after the Effective Time, it is desirable that FirstMerit Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of FirstMerit Common Stock and FirstMerit Equity Awards in the Merger and FirstMerit Preferred Stock in the Second Step Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18.  The Boards of Directors of Huntington and of FirstMerit, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly after the date of this Agreement, and in any event prior to (i) the Effective Time, take all such steps as may be necessary or appropriate to cause (x) any dispositions of FirstMerit Common Stock or FirstMerit Equity Awards and (y) any acquisitions of Huntington Common Stock and (ii) the Second Effective Time, take all such steps as may be necessary or appropriate to cause (x) any dispositions of FirstMerit Preferred Stock and (y) any acquisitions of New Huntington Preferred Stock, in each case pursuant to the transactions contemplated by this Agreement and by any FirstMerit Insiders who, immediately following the Merger, will be officers or directors of Huntington or of the Surviving Company subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.19                        Litigation and Claims.  Each of Huntington and FirstMerit shall promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Huntington or FirstMerit, as applicable, threatened against Huntington, FirstMerit or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Huntington, FirstMerit, or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  FirstMerit shall give Huntington the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against FirstMerit and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Huntington’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.20                        Assumption of FirstMerit Debt.  Huntington agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of Huntington, the Surviving Company or The Huntington National Bank (as the case may be), at or prior to the Second Effective Time or at or prior to the effective time for the Bank Merger for any debt of FirstMerit Bank, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of FirstMerit’s or the FirstMerit Bank’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

6.21                        No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Huntington, directly or indirectly, the right to control or direct the operations of FirstMerit or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give FirstMerit, directly or indirectly, the right to control or direct the operations of Huntington or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Huntington and FirstMerit shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1                               Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Shareholder Approval.  This Agreement shall have been adopted by the shareholders of FirstMerit by the Requisite FirstMerit Vote, and the Requisite Huntington Vote shall have been obtained.

(b)                                 Stock Exchange Listing.  The shares of Huntington Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, and the New Huntington Preferred Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE or the NASDAQ, in each case subject to official notice of issuance.

(c)                                  S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d)                                 No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e)                                  Regulatory Approvals.  All regulatory authorizations, consents, orders or approvals (x) from the Federal Banking Agencies, (y) required under the HSR Act, and (z) set forth in Sections 3.4 and 4.4 which are necessary to consummate the transaction contemplated by this Agreement, including the Mergers and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington or the Surviving Company, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

7.2                               Conditions to Obligations of Huntington and Merger Sub.  The obligation of Huntington and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Huntington, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of FirstMerit set forth in (i) Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only) and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of FirstMerit set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on FirstMerit or the Surviving Company.  Huntington shall have received a certificate signed on behalf of FirstMerit by the Chief Executive Officer and the Chief Financial Officer of FirstMerit to the foregoing effect.

(b)                                 Performance of Obligations of FirstMerit.  FirstMerit shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Huntington shall have received a certificate signed on behalf of FirstMerit by the Chief Executive Officer and the Chief Financial Officer of FirstMerit to such effect.

(c)                                  Federal Tax Opinion.  Huntington shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Huntington, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington, FirstMerit, and Merger Sub, reasonably satisfactory in form and substance to such counsel.

7.3                               Conditions to Obligations of FirstMerit.  The obligation of FirstMerit to effect the Merger is also subject to the satisfaction or waiver by FirstMerit at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Huntington set forth in (i) Sections 4.2(a) and 4.8 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are insignificant) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and (ii) Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(c) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Huntington set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Huntington.  FirstMerit shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer and the Chief Financial Officer of Huntington to the foregoing effect.

(b)                                 Performance of Obligations of Huntington.  Huntington shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FirstMerit shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer and the Chief Financial Officer of Huntington to such effect.

(c)                                  Federal Tax Opinion.  FirstMerit shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to FirstMerit, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Huntington, Merger Sub, and FirstMerit, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of FirstMerit:

(a)                                 by mutual consent of Huntington and FirstMerit in a written instrument;

(b)                                 by either Huntington or FirstMerit if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)                                  by either Huntington or FirstMerit if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)                                 by either Huntington or FirstMerit (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of FirstMerit, in the case of a termination by Huntington, or Huntington, in the case of a termination by FirstMerit, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and 45 days following written notice to FirstMerit, in the case of a termination by Huntington, or Huntington, in the case of a termination by FirstMerit, or by its nature or timing cannot be cured during such period; or

(e)                                  by Huntington, if (i) prior to such time as the Requisite FirstMerit Vote is obtained, FirstMerit or the Board of Directors of FirstMerit (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.13; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of FirstMerit Common Stock is commenced (other than by Huntington or a Subsidiary thereof), and the Board of Directors of FirstMerit recommends that the shareholders of FirstMerit tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d)  or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2                               Effect of Termination.

(a)                                 In the event of termination of this Agreement by either Huntington or FirstMerit as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Huntington, FirstMerit, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(c) and this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Huntington nor FirstMerit shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement (which, in the case of FirstMerit, shall include the loss to the holders of FirstMerit Common Stock of the economic benefits of the Merger, including the loss of the premium offered to the shareholders of FirstMerit).

(i)                                     In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of FirstMerit or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) a bona fide Acquisition Proposal with respect to FirstMerit and (A) thereafter this Agreement is terminated by either Huntington or FirstMerit pursuant to Section 8.1(c) without the Requisite FirstMerit Vote having been obtained or (B) thereafter this Agreement is terminated by Huntington pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, FirstMerit enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then, if such transaction is consummated, FirstMerit shall, on the date of consummation of such transaction, pay Huntington, by wire transfer of same day funds, a fee equal to $100,600,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(a)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

(ii)                                  In the event that this Agreement is terminated by Huntington pursuant to Section 8.1(e), then FirstMerit shall pay Huntington, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practicable after the date of termination (and in any event, within three (3) business days thereafter).

(b)                                 Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by FirstMerit under this Section 8.2 shall be equal to the Termination Fee.  In no event shall FirstMerit be required to pay the Termination Fee on more than one occasion.

(c)                                  Each of Huntington and FirstMerit acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if FirstMerit fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Huntington commences a suit which results in a judgment against FirstMerit for the Termination Fee or any portion thereof, FirstMerit shall pay the costs and expenses of Huntington (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if FirstMerit fails to pay the amounts payable pursuant to this Section 8.2, then FirstMerit shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by FirstMerit pursuant to Section 8.2(a)(i) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach, shall be the sole monetary remedy of Huntington in the event of a termination of this Agreement specified in such section.

ARTICLE IX

GENERAL PROVISIONS

9.1                               Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2                               Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FirstMerit; provided, however, that after the adoption of this Agreement by the shareholders of FirstMerit or Huntington, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3                               Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the shareholders of FirstMerit or Huntington, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4                               Expenses.  Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Huntington and FirstMerit, (ii) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Huntington and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to FirstMerit, to:

FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308
Attention:                                         Paul G. Greig,
                                                                                                Chairman, President and CEO
Facsimile:                                         330-849-8722; and

Carlton E. Langer
                                                                                                EVP, Chief Legal Officer and Corporate Secretary
Facsimile:                                         330-384-7271

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street

New York, NY 10004
Attention:                                         H. Rodgin Cohen, Mark J. Menting, and

Jared M. Fishman
Facsimile:                                         (212) 291-9028

and

if to Huntington or to Merger Sub, to:

Huntington Bancshares Incorporated

41 South High Street
Columbus, Ohio  43287
Attention:                                         Richard A. Cheap, Esq., General Counsel and Secretary
 Facsimile:                                      (614) 480-5485

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY  10019
Attention:                                         Edward D. Herlihy, Nicholas G. Demmo, and Mark F.

                                                                                                Veblen
Facsimile:                                         (212) 403-2000

9.6                               Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of FirstMerit means the actual knowledge of any of the officers of FirstMerit listed on Section 9.6 of the FirstMerit Disclosure Schedule, and the “knowledge” of Huntington means the actual knowledge of any of the officers of Huntington listed on Section 9.6 of the Huntington Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, Columbus, Ohio or Akron, Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The FirstMerit Disclosure Schedule and the Huntington Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.  No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.7                               Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8                               Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9                               Governing Law; Jurisdiction

(a)                                 This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of FirstMerit shall be subject to the laws of the State of Ohio and matters relating to the fiduciary duties of the Board of Directors of Huntington shall be subject to the laws of the State of Maryland).

(b)                                 Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10                        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE

EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11                        Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.8, which is intended to benefit each FirstMerit Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Except as provided in Section 6.8, notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12                        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13                        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14                        Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Stephen D. Steinour
	Name:	Stephen D. Steinour
	Title:	Chairman, President and Chief Executive Officer

FIRSTMERIT CORPORATION

By:	/s/ Paul G. Greig
	Name:	Paul G. Greig
	Title:	Chairman, President & CEO

WEST SUBSIDIARY CORPORATION

By:	/s/ Howell D. McCullough III
	Name:	Howell D. McCullough III
	Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
BANK MERGER AGREEMENT

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER OF
FIRSTMERIT BANK, NATIONAL ASSOCIATION

WITH AND INTO

THE HUNTINGTON NATIONAL BANK

This Agreement and Plan of Merger (this “Agreement”), dated as of January 25, 2016, is made by and between The Huntington National Bank, a national bank, and FirstMerit Bank, National Association, a national bank (“FirstMerit Bank”).

WITNESSETH:

WHEREAS, The Huntington National Bank, a national banking association duly organized and existing under the laws of the United States, with its main office located in Columbus, Ohio, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), has authorized capital stock consisting of (a) 4,000,000 shares of common stock, par value $10 per share, of which 4,000,000 shares of common stock are issued and outstanding as of the date hereof; and (b) 16,900,000 shares of preferred stock, of which 500,000 shares are designated Class B preferred stock, par value $1,000 per share, 2,000,000 shares are designated Class C preferred stock, par value $25 per share, 14,000,000 shares are designated Class D preferred stock, par value $25 per share and 400,000 shares are designated Class E preferred stock, par value $1,000 per share, of which no shares are issued and outstanding as of the date hereof;

WHEREAS, FirstMerit Bank, a national banking association duly organized and existing under the laws of the United States, with its main office located in Akron, Ohio, all the issued and outstanding capital stock of which is owned as of the date hereof directly by FirstMerit Corporation, an Ohio corporation (“FirstMerit”), has authorized capital stock consisting of 6,000,000 shares of common stock, par value $10.00 per share, of which 2,417,900 shares of common stock are issued and outstanding as of the date hereof, and 1,100 shares of preferred stock, of which no shares of preferred stock are issued and outstanding as of the date hereof;

WHEREAS, Huntington, FirstMerit, and West Subsidiary Corporation, an Ohio corporation and direct, wholly owned subsidiary of Huntington (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of January 25, 2016 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, (i) Merger Sub will merge with and into FirstMerit, with FirstMerit surviving the merger as the surviving corporation and continuing as the direct parent of FirstMerit Bank (the “Merger”) and (ii) as soon as practicable following the Merger, FirstMerit will merge with and into Huntington, with Huntington surviving the merger as the surviving corporation and as the direct parent of FirstMerit Bank (the “Second Step Merger”, and collectively with the “Merger”, the “Mergers”);

WHEREAS, contingent upon the Mergers, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of FirstMerit Bank with and into The Huntington National Bank, with The Huntington National Bank surviving the merger (the “Bank Merger”); and

WHEREAS, the board of directors of The Huntington National Bank and the board of directors of FirstMerit Bank deem the Bank Merger desirable and in the best interests of their respective banks, and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01          The Bank Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), FirstMerit Bank shall be merged with and into The Huntington National Bank in accordance with the provisions of 12 U.S.C. § 215a and 12 U.S.C. § 1828(c).  At the Effective Time, the separate existence of FirstMerit Bank shall cease, and The Huntington National Bank, as the surviving entity (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association.  All rights, franchises, and interests of FirstMerit Bank in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer. The Surviving Bank, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by FirstMerit Bank at the time of the Bank Merger, subject to applicable provisions of 12 U.S.C. § 215a. The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of the merging banks existing as of the Effective Time of the Bank Merger.  Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of FirstMerit Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of The Huntington National Bank or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.02          Closing.  The closing of the Bank Merger will take place immediately following the Second Step Merger or at such other time and date as Huntington may determine in its sole discretion, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

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Section 1.03          Effective Time.  Subject to applicable law, the Bank Merger shall become effective upon the issuance of a certification of merger by the Office of the Comptroller of the Currency (“OCC”) (such date and time being herein referred to as the “Effective Time”).

Section 1.04          Articles of Association and By-laws.  The national bank charter, articles of association and bylaws of The Huntington National Bank in effect immediately prior to the Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05          Board of Directors.  At the Effective Time, the board of directors of the Surviving Bank shall consist of those persons serving as directors of The Huntington National Bank immediately prior to the Effective Time.

Section 1.06          Officers.  At the Effective Time, the officers of The Huntington National Bank shall continue to serve in their respective capacity as officers of the Surviving Bank. The board of directors of the Surviving Bank or an appropriately authorized committee thereof may appoint certain officers of FirstMerit Bank selected at its sole discretion as officers of the Surviving Bank, and such officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined by the board of directors of the Surviving Bank or an appropriately authorized committee thereof.

Section 1.07          Name and Main Office.  The name of the Surviving Bank shall be “The Huntington National Bank” and the main office of the Surviving Bank shall be at 17 South High Street, Columbus, Ohio 43215.

Section 1.08          Tax Treatment.  It is the intention of the parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

CONSIDERATION

Section 2.01          Effect on FirstMerit Bank Capital Stock.  At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of FirstMerit Bank, all shares of FirstMerit Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02          Effect on The Huntington National Bank Capital Stock.  Each share of The Huntington National Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

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ARTICLE III

COVENANTS

Section 3.01          During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01          The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.                                      The approval of the OCC under 12 U.S.C. § 215a and 12 U.S.C. § 1828(c) with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

b.                                      The Mergers shall have been consummated in accordance with the terms of the Merger Agreement.

c.                                       No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

d.                                      This Agreement shall have been ratified and confirmed by the sole shareholder of each of The Huntington National Bank and FirstMerit Bank.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01          Termination.  This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto.  This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement.

Section 5.02          Amendment.  This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

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ARTICLE VI

GENERAL PROVISIONS

Section 6.01          Representations and Warranties.  Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

Section 6.02          Nonsurvival of Agreements.  None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.03          Notices.  All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to The Huntington National Bank, to:

The Huntington National Bank

41 South High Street

Columbus, Ohio 43287

Attention:              Richard A. Cheap, Esq.,

                                 General Counsel and Secretary

Facsimile:              (614) 480-5485

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, New York 10019

Attention:              Edward D. Herlihy, Nicholas G. Demmo, and Mark F. Veblen

Facsimile:              (212) 403-2000

If to FirstMerit Bank, to:

FirstMerit Corporation

III Cascade Plaza

Akron, Ohio 44308

Attention:              Paul G. Greig,

                                 Chairman, President and CEO

Facsimile:              330-849-8722; and

5

Carlton E. Langer

EVP, Chief Legal Officer and Corporate Secretary

Facsimile:              330-384-7271

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:              H. Rodgin Cohen, Mark J. Menting, and Jared M. Fishman

Facsimile:              (212) 291-9028

Section 6.04          Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.

Section 6.05          Counterparts.  This Agreement may be executed in two (2) or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.06          Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.07          Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 6.08          Assignment.  Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.08 shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

FIRSTMERIT BANK, NATIONAL ASSOCIATION

/s/ Paul G. Greig
By:	Paul G. Greig
Title:	Chairman, President and
Chief Executive Officer

THE HUNTINGTON NATIONAL BANK

/s/ Stephen D. Steinour
By:	Stephen D. Steinour
Title:	Chairman, President and
Chief Executive Officer

[Signature Page to Bank Merger Agreement]